Exhibit 107

Calculation of Filing Fee Tables

Form F-10
(Form Type)

Aduro Clean Technologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Equity	Common Shares		(1)	(1)			(1)
	Equity	Preferred Shares		(1)	(1)			(1)
	Debt	Debt Securities		(1)	(1)			(1)
	Other	Warrants		(1)	(1)			(1)
	Other	Share Purchase Contracts		(1)	(1)			(1)
	Other	Subscription Receipts		(1)	(1)			(1)
	Other	Units		(1)	(1)			(1)
	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(1)	U.S.$20,000,000	U.S.$153.10 per U.S.$1,000,000	U.S.$3,062
Fees Previously Paid	-	-	-	-	-	-		-
	Total Offering Amounts					U.S.$20,000,000		U.S.$3,062
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							U.S.$3,062

(1) There are being registered under this Registration Statement (the "Registration Statement") such indeterminate number of securities (the "Securities") of Aduro Clean Technologies Inc. (the "Registrant") as shall have an aggregate initial offering price not to exceed U.S.$20,000,000. The proposed maximum initial offering price per Security will be determined, from time to time, by the Registrant in connection with the sale of the Securities under this Registration Statement.